                                                                      EXHIBIT 11

                              HERMAN MILLER, INC.
                   COMPUTATIONS OF EARNINGS PER COMMON SHARE
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                             Three Months Ended
                                                        ---------------------------
                                                        Aug. 31,          Sept. 2,
                                                         1996                1995
                                                       ------             --------
NET INCOME APPLICABLE
    TO COMMON SHARES                                   $15,586              $12,014
                                                        ======               ======

Weighted Average Common
    Shares Outstanding                              24,064,844           24,879,050

Net Common Shares
    Issuable Upon Exercise
    of Certain Stock Options                           190,433               58,556
                                                       -------               ------

WEIGHTED AVERAGE COMMON SHARES
    OUTSTANDING AS ADJUSTED                         24,255,277           24,937,606
                                                    ==========           ==========

NET INCOME PER SHARE                                 $     .64           $      .48
                                                      ========            =========





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